Exhibit 10.1

First Amendment to the

Technology License and Escrow Agreement

This First Amendment to the Technology License and Escrow Agreement (“First Amendment”), is entered into as of February 6, 2013 (“Effective Date”), by and between Cbr Systems Inc., a Delaware corporation (“CBR’) and ThermoGenesis Corp., a Delaware corporation (“ThermoGenesis”).

BACKGROUND

A.
The parties entered into a Technology License and Escrow Agreement dated June 15, 2010 (the “License and Escrow Agreement”) to license and make available to CBR certain technical information for the limited purpose of allowing CBR to manufacture, upon a default of ThermoGenesis under the License and Escrow Agreement, certain products currently being sold to CBR.

B.
Under Section 3 of the License and Escrow Agreement, a Default occurs if ThermoGenesis fails to meet certain financial covenants.  In the event of a Default, the Escrow Agent will release the Deposit Materials to CBR.

C.
The parties have agreed to amend Section 3 of the License and Escrow Agreement to alter the financial covenants that will cause Default, and to add an additional section to provide to CBR an additional remedy in the event of a Default.

NOW THEREFORE, in consideration of the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Amendments

a.
Section 3 (a) is amended to read: Cash flow positive for the month ended December 31, 2010, calculated as the average of cash flows from the preceding three months, and all subsequent month-end three-month rolling averages, as confirmed by ThermoGenesis Management within 20 days following any month end, unless ThermoGenesis is in compliance with provisions (b) and (c) below, in which case there shall not be a Default; provided, however, that at any month-end where the three-month rolling average of negative cash flow to otherwise allowed under section, such cash flow amount multiplied by negative six must not exceed the cash balance and short-term investment net of debt or borrowed funds; or

b.
Section 3(b) is amended to read: Cash balance and short-term investments net of debt or borrowed funds of not less than Four Million Dollars ($4,000,000) at any month end, as confirmed by ThermoGenesis Management within 20 days following any month end through June 30, 2013. Thereafter, the minimum cash balance and short-term investments net of debt or borrowed funds will not be less than Six Million Dollars ($6,000,000) at any month end; or

c.	Section 3(c) is amended to read: Quick ratio of not less than 1.75:1 at any month end, as confirmed by ThermoGenesis Management within 20 days following any month end.

d.
Section 13 is added to read: “Right to Purchase Processing Sets.  In the event of a Default by ThermoGenesis, ThermoGenesis agrees that CBR has the perpetual, irrevocable right to purchase Processing Sets directly from any manufacturer or sub-manufacturer of Processing Sets (“Manufacturer”).  ThermoGenesis agrees to support this purchase and provide any information or assistance reasonably required to give effect to this Section 13.

e.	ThermoGenesis agrees to supplement the Deposit Materials as set forth in Section 1(b) with the following materials related to the Products:

i.	Copy of 510(k) as originally submitted to the FDA,
ii.	A complete FOI copy of the 510(k) requested by the seller (copies requested by 510(k) owners are not redacted),
iii.	Copies of all correspondence to and from the FDA concerning the 510(k) during the FDA review process,
iv.	Copies of all change orders for changes made to the device since FDA cleared the device,
v.	Copies of all letters to file and completed safety and effectiveness assessments including FDA decision tree assessment forms for each change, and
vi.	A copy of the Design History File.

2.	Miscellaneous

a.	Definitions. All terms not otherwise defined herein shall have the definitions set forth in the License and Escrow Agreement.

b.
Ratification.  The License and Escrow Agreement as amended hereby, is hereby ratified, confirmed and deemed in full force and effect in accordance with its terms.  Except as set forth in this First Amendment, no other terms are changed or amended.  Specifically, the addition of Section 13 in no way waives or limits CBR’s rights under Sections 1, 2, 4, 5, 7, 8, 10, 11 and 12 of the License and Escrow Agreement. Each party represents to the other that such party (a) is currently not in default under the License and Escrow Agreement; and (b) has full power and authority to execute and deliver this First Amendment and this First Amendment represents a valid and binding obligation of such party enforceable in accordance with its terms.

 [Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the License and Escrow Agreement to be duly executed as of the day and year first above written.

THERMOGENESIS CORP

/s/ Matthew T. Plavan
Matthew T. Plavan Chief Executive Officer

CBR

/s/ Michael L. Johnson
Michael L. Johnson Chief Financial Officer